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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                       TRANSACT TECHNOLOGIES INCORPORATED

         The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of Delaware, hereby certifies that:

         1. The name of the Corporation is TransAct Technologies Incorporated.

         2. The registered office and registered agent of the Corporation is The Corporation Trust Company, County of New Castle, 1209 Orange Street,
Wilmington, Delaware 19801.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock that the Corporation is authorized to issue is 5,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock, par value $.01 each.

         5. The name and address of the incorporator is Paul Bork, Hinckley, Allen & Snyder, One Financial Center, Boston, Massachusetts 02111.

         6. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

         7. The Directors may be elected by resolution or consent of a majority of stockholders, without separate written ballots as such.

         8. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the board, one class initially to be elected for a term expiring at the annual meeting to be held in 1997, another class initially to be elected for a term expiring at the annual meeting to be held in 1998, and another class initially to be elected for a term expiring at the annual meeting to be held in 1999, with the members of each class to hold office until their successors have
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been elected and qualified. At each annual meeting, the successors of the class of directors whose term expires at the annual meeting shall be elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election. Directors need not be stockholders.

         9. The Board of Directors may provide for the issuance of additional shares of Common and Preferred Stock from time to time, which may have such rights, designations and references as the Board may adopt pursuant to its authority duly granted hereunder.

         10. The Corporation shall be governed by Section 203 of the General Corporation Law of Delaware.

         11. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

         12. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the

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creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         13. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article 13 shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on June 17, 1996.

                                                  TransAct Technologies
                                                  Incorporated, Incorporator

                                                  /s/ Paul Bork (L.S.)
                                                  ----------------------------
                                                  Paul Bork, Sole Incorporator

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